Exhibit 2




                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Abbott Realty Services, Inc.:

     We have audited the accompanying consolidated balance sheet of Abbott Realty Services, Inc. (a Florida corporation) and Subsidiaries (collectively the "Company") as of July 31, 1998, and the related consolidated statements of operations, changes in stockholders' equity and cash flows for the year then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Abbott Realty Services, Inc. and Subsidiaries, as of July 31, 1998, and the results of their operations and their cash flows for the year then ended, in conformity with generally accepted accounting principles.


ARTHUR ANDERSEN LLP

Memphis, Tennessee,
September 18, 1998

                  ABBOTT REALTY SERVICES, INC. AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEET

                                  JULY 31, 1998
                        (IN THOUSANDS EXCEPT SHARE DATA)


                                     ASSETS

CURRENT ASSETS:
 Cash and cash equivalents ......................................................    $14,580
 Cash held in escrow ............................................................        392
 Trade and other receivables ....................................................        726
 Deferred income taxes ..........................................................        116
 Other current assets ...........................................................        899
                                                                                     -------
  Total current assets ..........................................................     16,713

PROPERTY AND EQUIPMENT, net .....................................................      9,501
DEFERRED INCOME TAXES ...........................................................         72
OTHER ASSETS ....................................................................      1,381
                                                                                     -------
   Total assets .................................................................    $27,667
                                                                                     =======
                          LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
 Current maturities of long-term debt ...........................................    $   806
 Customer deposits, deferred revenue and payable to property owners .............     12,055
 Accounts payable and accrued liabilities .......................................      3,818
 Other current liabilities ......................................................        308
                                                                                     -------
  Total current liabilities .....................................................     16,987

LONG-TERM DEBT, net of current maturities .......................................      6,039

OTHER LONG-TERM OBLIGATIONS .....................................................        732

MINORITY INTEREST ...............................................................        438

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY:
 Common stock, $1 par value, 1,000 shares authorized, issued and outstanding.....          1
 Additional paid in capital .....................................................          7
 Retained earnings ..............................................................      3,463
                                                                                     -------
  Total stockholders' equity ....................................................      3,471
                                                                                     -------
  Total liabilities and stockholders' equity ....................................    $27,667
                                                                                     =======

The accompanying notes are an integral part of this consolidated balance sheet.

                  ABBOTT REALTY SERVICES, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENT OF OPERATIONS

                            YEAR ENDED JULY 31, 1998
                                 (IN THOUSANDS)


REVENUES:
 Property management fees ............................................................    $13,572
 Service fees and other ..............................................................     11,376
 Real estate commissions, net including related party commissions of approximately
   of $590,000 .......................................................................      3,484
                                                                                          -------
  Total revenues .....................................................................     28,432

OPERATING EXPENSES ...................................................................     15,612
GENERAL AND ADMINISTRATIVE EXPENSES ..................................................     11,770
                                                                                          -------
   Income from Operations ............................................................      1,050

OTHER INCOME (EXPENSE):
   Interest Expense, net .............................................................       (208)
                                                                                          -------
   Income before provision for income taxes and minority interest ....................        842

PROVISION FOR INCOME TAXES ...........................................................        337
MINORITY INTEREST ....................................................................        132
                                                                                          -------
NET INCOME ...........................................................................    $   373
                                                                                          =======

  The accompanying notes are an integral part of this consolidated statement.

                  ABBOTT REALTY SERVICES, INC. AND SUBSIDIARIES
                  CONSOLIDATED CHANGES IN STOCKHOLDERS' EQUITY

                        FOR THE YEAR ENDED JULY 31, 1998

                        (IN THOUSANDS EXCEPT SHARE DATA)

                                      COMMON STOCK
                                   -------------------
                                                             ADDITIONAL       RETAINED
                                    SHARES     AMOUNT     PAID IN CAPITAL     EARNINGS      TOTAL
                                   --------   --------   -----------------   ----------   ---------
BALANCE, July 31, 1997 .........    1,000        $ 1            $ 7            $3,090      $3,098
Net income .....................       --         --             --               373         373
                                    -----        ---            ---            ------      ------
BALANCE, July 31, 1998 .........    1,000        $ 1            $ 7            $3,463      $3,471
                                    =====        ===            ===            ======      ======



   The accompanying notes are an integral part of this consolidated statement.

                  ABBOTT REALTY SERVICES, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENT OF CASH FLOWS

                        FOR THE YEAR ENDED JULY 31, 1998
                                 (IN THOUSANDS)

CASH FLOWS FROM OPERATING ACTIVITIES:
 Net income ......................................................................     $   373
 Adjustments to reconcile net income to net cash provided by operating activities:
 Depreciation and amortization ...................................................         645
 Changes in operating assets and liabilities:
   Cash held in escrow ...........................................................         322
   Trade and other receivables ...................................................         484
   Deferred income taxes .........................................................          66
   Other assets ..................................................................        (249)
   Customer deposits, deferred revenue and payable to property owners ............         781
   Accounts payable and accrued liabilities ......................................         944
   Other liabilities .............................................................          (3)
                                                                                       -------
    Net cash provided by operating activities ....................................       3,363
                                                                                       -------

CASH FLOWS FROM INVESTING ACTIVITIES:
 Purchases of property and equipment .............................................      (1,757)
 Proceeds from sale of property and equipment ....................................          59
                                                                                       -------
      Net cash used in investing activities ......................................      (1,698)
                                                                                       -------

CASH FLOWS FROM FINANCING ACTIVITIES:
 Proceeds from long-term debt ....................................................       1,224
 Principal payments on long-term debt ............................................        (900)
 Repayment of loan from shareholders .............................................         (88)
 Change in minority interest payable .............................................         132
                                                                                       -------
      Net cash provided by financing activities ..................................         368
                                                                                       -------
NET INCREASE IN CASH AND CASH EQUIVALENTS ........................................       2,033

CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD ...................................      12,547
                                                                                       -------
CASH AND CASH EQUIVALENTS, END OF PERIOD .........................................     $14,580
                                                                                       =======

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
 Cash paid for interest ..........................................................     $   550
                                                                                       =======



   The accompanying notes are an integral part of this consolidated statement.

                  ABBOTT REALTY SERVICES, INC. AND SUBSIDIARIES
                   CONSOLIDATED NOTES TO FINANCIAL STATEMENTS


                                 JULY 31, 1998

1.   BUSINESS AND ORGANIZATION:

     Abbott Realty Services, Inc. is a Florida corporation comprised of Abbott Resorts, Inc. and an 80% ownership in Abbott and Andrews Realty, Inc. ("Abbott and Andrews"), which owns Tops'l Club of NW Florida, Inc., Tops'l Group, Inc., and SIIK, Inc. (collectively the "Company" or "Abbott"). The Company's two principal operations include providing property management services to owners of vacation properties and providing real estate services for sales of new and previously owned vacation properties in the Destin, Fort Walton and South Walton areas of Florida.

     The Company provides management services to property owners pursuant to management contracts, which are generally one-year in length. The majority of such contracts allow property owners to terminate the contract at any time. At July 31, 1998, the Company had approximately 2,400 rental homes and condominiums under management. Abbott's operations are seasonal, with primary customer concentration during May through August of each year.

     In conjunction with providing property management services, the Company realizes certain revenues related to food and beverage, housekeeping, maintenance, laundry, etc. Revenues realized related to these activities are classified as service fees and other in the accompanying consolidated statement of income.

2.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

     Basis of Accounting and Principles of Consolidation

     The accompanying consolidated financial statements are prepared on the accrual basis of accounting and include the accounts of the Company and its majority-owned subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation.

     Cash and Cash Equivalents

     For purpose of the statement of cash flows, the Company considers all investments with original maturities of three months or less to be cash equivalents.

     Cash Held in Escrow

     Cash held in escrow represents customer deposits related to real estate sales that have been placed in escrow accounts until such sales are finalized.

     Other Current Assets

     Other current assets consist of prepaid advertising, prepaid insurance premiums and inventories.

     Advertising and insurance costs are expensed ratably over the expected benefit period. At July 31, 1998, the Company maintained a prepaid balance of approximately $718,000 related to these items.

     Inventories are carried at weighted average cost and consist primarily of linens, food and beverage. At July 31, 1998, the Company maintained an inventory balance of approximately $180,000 related to these items.

                  ABBOTT REALTY SERVICES, INC. AND SUBSIDIARIES

 Other Assets

     Other  assets   primarily   consist  of  a  note   receivable  and  certain
investments.

     On June 1, 1995, in conjunction with purchasing certain property, Abbott agreed to accept a note receivable for a portion of the property that was previously sold. The note receivable represents a 50-month note for $700,000, which bears interest at 8.7% per annum. Principal and interest payments approximating $7,000 are due monthly with a final balloon payment of approximately $593,000 due on August 1, 1999. At July 31, 1998, the note receivable approximated $664,000.

     The Company maintains a common stock investment in a local financial institution. The Company accounts for this stock using the cost method, and the investment balance approximated $90,000 at July 31, 1998. Subsequent to July 31, 1998, the Company recorded shareholder receivables for this balance as the common stock was transferred to Abbott stockholders.

     The Company has an ultimate 10% limited partnership interest in a condominium development located in Destin, Florida. Due to the nature of this investment, the Company accounts for this investment under the cost method. At July 31, 1998, the investment balance approximated $600,000.

     Minority Interest

     As  the  Company  owns  80%  of  Abbott  and  Andrews,   the   accompanying
consolidated financial statements reflect minority interest for 20% of the current year net income of Abbott and Andrews and a minority interest payable to shareholder for 20% of the retained earnings of Abbott and Andrews.

     Revenue Recognition

     The Company records property rental fees on the accrual basis of accounting, ratably over the term of guest stays, as earned. The Company requires a minimum deposit of $50 when the reservation is booked. These deposits are non-refundable and are recorded as a component of customer deposits, deferred revenue and payable to property owner in the accompanying consolidated balance sheet. The Company records revenue for cancellations upon occurrence.

     Service fees are recorded for a variety of services and are recognized as the service is provided.

     Commissions on real estate sales are recognized at closing and are recorded net of the related commission expense to agents. The Company recognized gross commission revenues of approximately $10,077,000 and commission expenses of approximately $6,593,000 for the year ended July 31, 1998.

     Operating Expenses

     Operating expenses include travel agent commissions, salaries, marketing expense and other costs associated with property management and real estate sales.

     Property and Equipment

     Property and equipment are stated at cost, and depreciation is computed using the straight-line method over the estimated useful lives of the assets.

     Expenditures for repairs and maintenance are charged to expense when incurred. Expenditures for major renewals and betterments, which extend the useful lives of existing equipment, are capitalized and depreciated. Upon retirement or disposition of property and equipment, the cost and related accumulated depreciation are removed from the accounts and any resulting gain or loss is recognized in the statement of operations. The gross amount of assets recorded under capital leases totaled $692,649 and accumulated amortization related to those assets totaled $352,382.

                  ABBOTT REALTY SERVICES, INC. AND SUBSIDIARIES

     Income Taxes

     The company accounts for income taxes under the provisions of Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" ("SFAS No. 109"). Under SFAS No. 109, the current provision for income taxes represents actual or estimated amounts payable or refundable on tax returns filed or to be filed for each year. Deferred tax assets and liabilities are recorded for the estimated future tax effects of: (a) temporary differences between the tax bases of assets and liabilities and amounts reported in the consolidated balance sheets, and (b) operating loss and tax credit carryforwards. The overall change in deferred tax assets and liabilities for the period measures the deferred tax expense for the period. Effects of changes in enacted tax laws on deferred tax assets and liabilities are reflected as adjustments to tax expense in the period of enactment. The measurement of deferred tax assets may be reduced by a valuation allowance based on judgemental assessment of available evidence if deemed more likely than not that some or all of the deferred tax assets will not be realized.

     Use of Estimates

     The preparation of financial statements in accordance with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues, and expenses and the disclosure of contingent assets and liabilities. While management endeavors to make accurate estimates, actual results could differ from these estimates.

     Concentration of Risk

     The Company's operations are exclusively in the Destin, Fort Walton and South Walton, Florida area and are subject to significant changes due to weather conditions.

3.   PROPERTY AND EQUIPMENT:

     At July 31, 1998, property and equipment consisted of the following (in thousands):

                                                       ESTIMATED
                                                      USEFUL LIFE
                                                       IN YEARS        AMOUNT
                                                     ------------   -----------
       Leasehold improvements ....................      5 - 15       $    904
       Building ..................................     15 - 40          5,248
       Furniture, fixtures and equipment .........      3 - 10          4,259
       Vehicles ..................................      3 -  7            479
       Land ......................................                      1,581
                                                                     --------
                                                                       12,471

       Less: Accumulated Depreciation ............                     (2,969)
                                                                     --------
                                                                     $  9,502
                                                                     ========

                  ABBOTT REALTY SERVICES, INC. AND SUBSIDIARIES

4.   LONG TERM DEBT:

     Long-term debt consisted of the following at July 31, 1998 (in thousands):


DESCRIPTION                                                                              AMOUNT
------------------------------------------------------------------------------------   ----------
Various notes secured by certain assets held with Regions Bank. At July 31, 1998 the interest rates on these obligations ranged from 7.5% to 9% and mature at various
 dates between December, 1998 through December 2002. ...............................    $ 5,058
Two notes secured by certain assets held with SunTrust Bank. At July 31, 1998 the interest rates on these obligations were 8.5% and Prime+1% and mature in August
 and September 2001. ...............................................................        598
Two notes secured by buildings held with First City Bank. At July 31, 1998 the variable interest rates on these obligations were 7.5% and mature in February
 2013. .............................................................................        404
Various notes secured by certain assets and a line of credit held with AmSouth Bank.
 At July 31, 1998 the interest rates on these obligations ranged from Prime to 8.75%
 and mature at various dates between December, 1998 through December 2002. .........        356
Other secured and unsecured notes held with various entities. At July 31, 1998 the interest rates on these obligations were 7.3% and Prime+.5% and mature in
 December 1998 and May 1999. .......................................................         31
Various capital leases with IBM Credit for computer hardware. At July 31, 1998 the interest rates on these obligations ranged from 8.1% to 10.3% and expire in
 January 2000 and April 2002. ......................................................        398
                                                                                        -------
  Less current maturities ..........................................................       (806)
                                                                                        -------
                                                                                        $ 6,039
                                                                                        =======

     At July 31, 1998, the estimated future maturities of long-term debt were as follows (in thousands):

                       YEAR
                      ENDED
                      JULY 31                             AMOUNT
                      ---------------------------------   ------
                       1999 ..........................   $  806
                       2000 ..........................      538
                       2001 ..........................    3,463
                       2002 ..........................      771
                       2003 ..........................      305
                       Thereafter.....................      962
                                                         ------
                                                         $6,845
                                                         ======

5.   INCOME TAXES:

     Abbott recorded the following income tax provision for the year ended July 31, 1998 (in thousands):


                                                                AMOUNT
                                                               -------
                     Current ...............................    $271
                     Deferred ..............................      66
                                                                ----
                                                                $337
                                                                ====

                  ABBOTT REALTY SERVICES, INC. AND SUBSIDIARIES

     At July 31, 1998, the Company recorded the following deferred tax assets and liabilities:

DESCRIPTION                                           AMOUNT
-------------------------------------------------   ---------
       Deferred tax assets
        Vacation liability ......................    $  116
        Workers' compensation liability .........       178
                                                     ------
         Total deferred tax assets ..............       294

       Deferred tax liability
        Property and equipment ..................      (106)
                                                     ------
                                                     $  188
                                                     ======

     The provision for income taxes differs from the amount computed by applying the statutory federal income tax rate of 34% for the following reasons (in thousands):


DESCRIPTION                                                       AMOUNT
--------------------------------------------------------------   -------
       Income tax expense at federal statutory rate ..........    $286
       State taxes, net of federal tax benefit ...............      30
       Other .................................................      21
                                                                  ----
                                                                  $337
                                                                  ====


6.   COMMITMENTS AND CONTINGENCIES:

     Guaranty

     The Company is a partial guarantor on a $26,000,000 construction loan pertaining to the condominium development which the Company has a 10% limited partnership interest as discussed in Note 2. The Company's guarantee under this arrangement is not to exceed approximately $1,700,000.

     Litigation

     The Company is involved in various legal actions arising in the ordinary course of business. Management does not believe that the outcome of such legal actions will have a material adverse effect on the Company's financial position or results of operations.

     Benefit Plans

     The Company has a 401(k) profit-sharing plan for all employees who have completed 1,000 hours of service in a 12-month period and are 21 or older. Eligible employees may elect to make pre-tax contributions to the plan subject to statutory limits. The Company matches 25 percent of employee contributions on the first four percent of base compensation. All contributions to the plan are invested in one or more investment funds at each participant's option. The Company's contributions were $50,105 for the year ended July 31, 1998.

     Future Minimum Lease Payments

     The Company rents office space, automobiles, and equipment under operating leases. Rental expense related to these leases was approximately $550,000 for the year ended July 31, 1998. Rental expense related to leases with related parties was approximately $109,860 for the year ended July 31, 1998.

                  ABBOTT REALTY SERVICES, INC. AND SUBSIDIARIES

     Minimum future lease payments under these noncancelable operating leases in effect at July 31, 1998 are as follows (in thousands):

                     YEAR                           AMOUNT
                     --------------------------   ---------
                       1999 ...................    $  462
                       2000 ...................       326
                       2001 ...................       204
                       2002 ...................       174
                       2003 ...................        92
                                                   ------
                       Total ..................    $1,258
                                                   ======


7. RELATED PARTY TRANSACTIONS:

     The Company manages at favorable rental commission rates approximately 100 rental units owned by stockholders and employees of the Company. For the year ended July 31, 1998, property management fee revenue and service fee revenue approximated $417,000 and $776,000, respectively, related to the management of these properties.

     All stockholders are employed by the Company. For the year ended July 31, 1998, the shareholders received approximately $2,203,000 in salaries and benefits. Additionally, the Company paid approximately $590,000 in real estate commissions to certain stockholders for the year ended July 31, 1998.

     At July 31, 1998, trade and other accounts  receivable  includes unsecured,
non-interest  bearing  receivables  from  certain   stockholders   approximating
$104,000.

     The Company processes payroll for certain non-consolidated affiliates and is reimbursed by these affiliates in the subsequent month. These receivables are unsecured, non-interest bearing and approximated $90,000 at July 31, 1998.

8.   SUBSEQUENT EVENT:

     On September 30, 1998, ResortQuest International, Inc. ("ResortQuest") acquired all of the outstanding common stock of Abbott in exchange for cash and shares of ResortQuest common stock (the "Acquisition"). In connection with the Acquisition, the owners and certain key employees have agreed to reductions and or terminations of salary and benefits.